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                                                                   EXHIBIT 10.10

                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT

         THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the "Agreement") is entered into as of September 5, 2003, by and between MARTIN M. KOFFEL (the "Employee") and URS CORPORATION, a Delaware corporation (the "Company").

                                   WITNESSETH:

         WHEREAS, the Company and the Employee entered into an Employment Agreement effective as of December 16, 1991, as amended by that Amendment to Employment Agreement effective as of October 13, 1998, and further amended by that Second Amendment to Employment Agreement effective as of March 23, 1999 (which agreement, as so amended, is referred to below as the "Prior Agreement"); and

         WHEREAS, the Company wishes to continue employing the Employee and the Employee is willing to continue such employment pursuant to the terms and conditions of this Agreement, which shall amend, restate and supersede the Prior Agreement.

         NOW, THEREFORE, the parties agree as follows:

         1.       TERM OF EMPLOYMENT.

                  (a) BASIC RULE. The Company agrees to continue to employ the Employee, and the Employee agrees to remain in employment with the Company, from the date hereof until the date when the Employee's employment terminates pursuant to Subsection (b), (c), (d), (e), (f) or (g) below.

                  (b) TERMINATION BY COMPANY WITHOUT CAUSE. The Company may terminate the Employee's employment at any time without Cause (as defined below) and for any reason or no reason whatsoever by giving the Employee thirty (30) days' advance notice in writing.

                  (c) TERMINATION BY COMPANY FOR CAUSE. The Company may terminate the Employee's employment at any time for Cause. For all purposes under this Agreement, "Cause" shall mean:

                           (i)      A willful failure by the Employee to
substantially perform his duties hereunder, other than as a result of the death or Disability (as defined below) of the Employee; or

                           (ii)     A willful act, or failure to act, by the
Employee that constitutes gross misconduct or fraud and which is materially injurious to the Company.

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No act, or failure to act, by the Employee shall be considered "willful" unless committed without good faith and without a reasonable belief that the act or omission was in the Company's best interest.

                  (d) DISABILITY. The Company may terminate the Employee's employment due to Disability by giving the Employee thirty (30) days' advance notice in writing. For all purposes under this Agreement, "Disability" shall mean that the Employee, at the time the notice is given, has performed none of his duties under this Agreement for a period of not less than one hundred eighty
(180) consecutive days as a result of his incapacity due to a physical or mental illness. In the event the Employee resumes the performance of substantially all of his duties hereunder before termination of his active employment under this
Section 1(d) becomes effective, the notice of termination shall automatically be deemed to have been revoked.

                  (e) RESIGNATION BY EMPLOYEE. The Employee may terminate his employment at any time by giving the Company thirty (30) days' advance notice in writing.

                  (f) DEATH OF EMPLOYEE. The Employee's employment shall terminate automatically in the event of his death.

                  (g) RETIREMENT OF EMPLOYEE. The Employee's employment shall terminate automatically on the last day of the Company's fiscal year that includes April 4, 2006, or such later date as the parties may mutually agree (the "Retirement Date").

                  (h) RIGHTS UPON TERMINATION. Except as expressly provided in Section 6, upon the termination of the Employee's employment pursuant to this
Section 1, the Employee shall only be entitled to the compensation, benefits and reimbursements described in Sections 3, 4 and 5 for the period preceding the effective date of the termination. The payments under this Agreement shall fully discharge all responsibilities of the Company, its subsidiary and affiliated corporations and related entities (collectively, "URS" and, individually, a "URS Entity") to the Employee.

                  (i) TERMINATION OF AGREEMENT. This Agreement shall terminate on the date when all obligations of the parties hereunder have been satisfied.

         2.       DUTIES AND SCOPE OF EMPLOYMENT.

                  (a) POSITIONS. For the term of his employment under this Agreement, the Company agrees to employ the Employee as the Chief Executive Officer, President and Chairman of the Board of the Company. While employed hereunder, the Employee shall have and may exercise all of the powers, functions, duties and responsibilities normally attributable to and commensurate with such positions, including such powers, duties and responsibilities as are set forth with respect to such positions in the certificate of incorporation and bylaws of the Company (as from time to time in effect) and as may be reasonably delegated or assigned to him from time to time by the Board of Directors of the Company (the "Board"). The Employee shall report directly and exclusively to the Board, but acknowledges and agrees that responding to inquiries and requests made by duly appointed committees of the Board is within the scope of his responsibilities as Chief Executive Officer, President and Chairman of the Board.

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                  (b)      OBLIGATIONS. During the term of his employment under
this Agreement, the Employee shall devote his full business efforts and time to URS and shall not render services to any other person or entity without obtaining either the prior approval of the Compensation Committee of the Board (the "Compensation Committee") or the written consent of the Chairman of the Compensation Committee. The foregoing, however, shall not preclude the Employee from (i) engaging in appropriate civic, charitable or religious activities, (ii) devoting a reasonable amount of time to private investments that do not interfere or conflict with his responsibilities to the Company or (iii) devoting a reasonable amount of time to serving on the boards of directors of other corporations, consistent with customary practices.

                  (c) RESIGNATION FROM OTHER POSITIONS. Immediately upon request by the Company, upon or after the termination of the employment of the Employee, he shall resign from any position he holds as director, officer, trustee, nominee, agent for service of process, attorney-in-fact or similar position with respect to any URS Entity, and shall execute, verify, acknowledge, swear to and deliver any documents and instruments reasonably requested by the Company or required to reflect such resignation.

         3.       BASE COMPENSATION AND TARGET BONUS.

                  Commencing April 1, 2003 and during the term of his employment under this Agreement, the Company agrees to pay the Employee as compensation for his services a base salary at an annual rate of Nine Hundred Thousand Dollars ($900,000), or at such higher rate as the Compensation Committee may determine from time to time. Once the Compensation Committee has increased such salary, it thereafter shall not be reduced. Such salary shall be payable in accordance with the Company's standard payroll procedures. (The annual rate of base salary specified in this Section 3, as increased by the Compensation Committee from time to time, is referred to in this Agreement as "Base Compensation.") In addition, during the term of his employment under this Agreement (including without limitation with respect to any fiscal year that ends on the Retirement
Date), the Company agrees that the Employee shall participate in the Company's annual bonus plan with a target bonus percentage of one hundred percent (100%) of Base Compensation, or at such higher percentage as the Compensation Committee may determine from time to time. (The annual target bonus percentage specified in this Section 3, regardless of whether any actual bonus plan is in effect for any fiscal year, as increased by the Compensation Committee from time to time, is referred to in this Agreement as "Annual Target Bonus.")

         4. EMPLOYEE BENEFITS, STOCK OPTIONS, AND INCENTIVE COMPENSATION, AND OTHER COMPENSATION PLANS AND PROGRAMS.

                  (a) GENERAL. During the term of his employment under this Agreement, the Employee shall be eligible to participate in the employee benefit plans, stock option and other equity-based incentive and compensation plans, and other executive incentive and compensation programs maintained with respect to employees of the Company, subject in each case to (i) the generally applicable terms and conditions of the applicable plan or program and to the determinations of the Board, a duly appointed committee of the Board or other person administering such plan or program and (ii) amendment, modification or termination of any such plan or program in the sole and absolute discretion of URS.

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                  (b)      EQUITY GRANTS. Upon execution and delivery of this
Agreement, the Employee shall be granted 100,000 shares of restricted stock under the Company's 1999 Equity Incentive Plan (the "1999 Plan"), such grant to provide for (i) ratable vesting of 33,333 shares, 33,333 shares and 33,334 shares on the first, second and third anniversaries of the date of this Agreement, (ii) accelerated vesting of all such unvested shares in the event of termination pursuant to Section 6(a)(ii), (iv), (v) or (vi) of this Agreement, and (iii) other terms consistent with prior restricted stock grants to the Employee and the 1999 Plan. In addition, commencing November 1, 2003, the Employee shall be eligible for additional equity grants or awards consistent with the type and size of equity grants and awards provided to other senior executives of the Company when such grants or awards are made generally to such senior executives as a group.

                  (c) AUTOMOBILE. During the term of his employment under this Agreement, the Company shall provide the Employee, at his election, either
(i) with an appropriate automobile or (ii) with a monthly automobile allowance equal to the total cost of leasing an appropriate automobile.

                  (d) DISABILITY INSURANCE. During the term of his employment under this Agreement, the Company shall reimburse the Employee for the cost of maintaining a supplemental disability income insurance policy that provides a monthly benefit of not less than $10,000. Such policy shall be equivalent to the policy in effect on the date hereof.

                  (e) LIFE INSURANCE. During the term of his employment under this Agreement, the Company shall pay to the Employee an amount (the "Life Insurance Reimbursement Payment") sufficient to reimburse the Employee for the cost as incurred of one or more policies of term life insurance on the life of the Employee with face amount death benefits in an aggregate amount up to four times his Base Compensation, together with an additional amount (the "Life Insurance Gross-Up Payment") such that after payment by the Employee of all income and employment taxes on the Life Insurance Reimbursement Payment and the Life Insurance Gross-Up Payment, the Employee retains an amount equal to the Life Insurance Reimbursement Payment.

         5.       BUSINESS EXPENSES.

                  In accordance with the Company's generally applicable policies, (i) during the term of his employment under this Agreement, the Employee shall be authorized to incur necessary and reasonable travel, entertainment and other business expenses in connection with his duties hereunder (including without limitation such expenses arising from the participation of the Employee's spouse in the performance of such duties), and
(ii) the Company shall reimburse the Employee for such expenses upon presentation of an itemized account and appropriate supporting documentation.

         6.       TERMINATION BENEFITS AND PRIVILEGES.

                  (a) The benefits set forth in this Section 6(a) shall apply to (i) the voluntary resignation of employment by the Employee prior to April 4, 2004, (ii) the termination of the Employee's employment prior to April 4, 2004 due to death or Disability, (iii) the voluntary

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resignation of employment by the Employee on or after April 4, 2004 but before the Retirement Date, (iv) the termination of the Employee's employment on the Retirement Date, (v) the termination of the Employee's employment by the Company for any reason other than Cause at any time prior to the Retirement Date, or
(vi) the voluntary resignation of employment by the Employee or the termination of the Employee's employment by the Company during the term of this Agreement and within two (2) years following a Change in Control (as defined below); provided, that if clause (vi) applies at any time that any of clauses (i) through (v) also apply, then the benefits and privileges associated with clause
(vi) shall override such other provisions.

                           (1)      ONGOING PARTICIPATION IN GROUP PLANS. In the
event the termination of the Employee is described in clause (a)(i), (ii),
(iii), (iv), (v) or (vi) above, the Employee shall be entitled to continued participation in the basic group health insurance plans maintained by the Company, as further detailed in Article 6 of that Amended and Restated Supplemental Executive Retirement Agreement between the Employee and the Company dated as of September 5, 2003 (the "Restated SERP").

                           (2)      SEVERANCE PAYMENT. In the event the
termination of the Employee is described in clause (a)(i) above, the Company shall pay the Employee the amount of two million five hundred thousand dollars ($2,500,000). In the event the termination of the Employee is described in clause (a)(ii), (iii), (iv) or (v) above, the Company shall pay the Employee (or his estate) the amount of five million dollars ($5,000,000). In the event the termination of the Employee is described in clause (a)(vi) above, the Company shall pay the Employee the amount equal to three hundred percent (300%) of the sum of (x) the Employee's Base Compensation plus (y) the product of the Annual Target Bonus multiplied by the Employee's Base Compensation, all as such amounts are in effect on the date of the employment termination. Any such payment under this Subsection (a)(2) ("Severance Payment") shall be paid either in a lump sum within five (5) business days following the date of termination or, as further described in Section 7 below, at the Employee's election in installments.

                           (3)      EXTENSION OF STOCK OPTION EXERCISE PERIOD.
In the event the termination of the Employee is described in clause (a)(i),
(ii), (iii), (iv), (v) or (vi) above, the exercise period for all of the Employee's stock options shall be extended to thirty-six (36) months from the date of such termination, except if and to the extent specifically provided to the contrary under the terms of the applicable plan, or under the terms of any specific grant or award made to the Employee under any such plan and accepted by the Employee in writing.

                           (4)      ACCELERATION OF STOCK AWARDS. The Company
acknowledges and agrees that all stock options, restricted stock awards and similar rights previously granted to the Employee are fully vested as of the date of this Agreement, other than the restricted stock award for 75,000 shares and the stock option for 105,000 shares made to the Employee on July 15, 2002, of which 25,000 shares and options for 35,000 shares, respectively, are fully vested on the date of this Agreement. In addition, in the event the termination of the Employee is described in clause (a)(iv), (v) or (vi) above, the Employee shall become fully vested in all awards heretofore or hereafter granted to him under all incentive compensation, deferred compensation, bonus, stock option, stock appreciation rights, restricted stock, phantom stock or similar plans maintained by URS, except if and to the extent specifically provided to the contrary under the

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terms of any such plan, or under the terms of any specific grant or award made to the Employee under any such plan and accepted by the Employee in writing.

                  (b) NO MITIGATION. The Employee shall not be required to mitigate the amount of any payment or benefit contemplated by this Section 6, nor shall any such payment or benefit be reduced by earnings or benefits that the Employee may receive from any other source.

                  (c) CHANGE IN CONTROL DEFINITION. For all purposes under this Agreement, "Change in Control" shall mean the occurrence of any of the following events after the date of this Agreement:

                           (i)      A change in control required to be reported
pursuant to Item 6(e) of Schedule 14A of Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act");

                           (ii)     A change in the composition of the Company's
Board of Directors, as a result of which fewer than two-thirds (2/3) of the incumbent directors are directors who either (i) had been directors of the Company twenty-four (24) months prior to such change or (ii) were elected, or nominated for election, to the Board of Directors with the affirmative votes of at least a majority of the directors who had been directors of the Company twenty-four (24) months prior to such change and who were still in office at the time of the election or nomination; or

                           (iii)    Any "person" (as such term is used in
Sections 13(d) and 14(d) of the Exchange Act) through the acquisition or aggregation of securities is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing twenty percent (20%) or more of the combined voting power of the Company's then outstanding securities ordinarily (and apart from rights accruing under special circumstances) having the right to vote at elections of directors (the "Base Capital Stock"); except that:

                                    a.     The beneficial ownership by a person
of twenty percent (20%) or more, but less than a majority, of the Base Capital Stock shall not constitute a Change in Control if such beneficial ownership was acquired in the ordinary course of such person's business and not with the purpose or effect of changing or influencing the control of the Company and if such person is eligible to file a short-form statement on Schedule 13G under Rule 13d-1 under the Exchange Act with respect to such beneficial ownership;

                                    b.     The beneficial ownership by Blum
Capital Partners, L.P. and any person "affiliated" (within the meaning of the Exchange Act) with Blum Capital Partners, L.P. (collectively, "Blum") of the Base Capital Stock shall not constitute a Change in Control unless and until Blum, either alone or as a member of a group that constitutes a "person" (as defined above), beneficially owns an aggregate of over twenty-five percent (25%) of the Base Capital Stock; and

                                    c.     The beneficial ownership by TCG
Holdings, L.L.C. and any person "affiliated" with TCG Holdings, L.L.C. (collectively, "TCG") of the Base Capital Stock shall not constitute a Change in Control unless and until TCG, either alone or as a member

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of a group that constitutes a "person" (as defined above), beneficially owns an aggregate of over twenty-five percent (25%) of the Base Capital Stock.

         7.       TIMING OF SEVERANCE PAYMENT.

                  The Severance Payment shall be made in one lump sum on the first day of the month following the month in which the Employee's employment with the Company terminates (the "lump sum payment date"); provided, however, that the Employee may, upon executing this Agreement or thereafter, upon written notice to the Company, elect to receive his Severance Payment in installments payable on such date or dates on or subsequent to the lump sum payment date as the Employee may specify in such notice. Such election shall be irrevocable; provided, however, that the Employee may change his election of the installment method if such election is made by written notice to the Company at least one
(1) year prior to the date that the Severance Payment is due to be made to the Employee. If the Employee does not elect the installment method at least one (1) year prior to the date that the Severance Payment is due to be made by the Employee, he shall be deemed to have elected to receive the Severance Payment in one lump sum on the lump sum payment date.

         8.       CERTAIN ADDITIONAL PAYMENTS.

                  If any payments, distributions or other benefits by or from the Company to or for the benefit of the Employee (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payment required under this Section 8) (collectively, the "Payment") would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Employee with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Employee shall be entitled to receive from the Company an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Employee of all taxes (including, without limitation, any income and employment taxes and any interest and penalties imposed with respect thereto) and the Excise Tax imposed upon the Gross-Up Payment, the Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment. All calculations required by this Section 8 shall be performed by the independent auditors retained by the Company most recently prior to the Change in Control (the "Auditors"), based on information supplied by the Company and the Employee, and shall be final and binding on the Company and the Employee. All fees and expenses of the Auditors shall be paid by the Company.

         9.       SUCCESSORS.

                  (a) COMPANY'S SUCCESSORS. The Company shall require any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets, by an agreement in substance and form satisfactory to the Employee, to assume this Agreement and to agree expressly to perform this Agreement in the same manner and to the same extent as the Company would be required to perform it in the absence of a succession. The Company's failure to obtain

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such agreement prior to the effectiveness of a succession shall be a breach of this Agreement and shall entitle the Employee to all of the compensation and benefits to which he would have been entitled hereunder if the Company had terminated his employment without Cause immediately after such succession becomes effective. For all purposes under this Agreement, the term "Company" shall include any successor to the Company's business and/or assets which executes and delivers the assumption agreement described in this Subsection (a) or which becomes bound by this Agreement by operation of law.

                  (b) EMPLOYEE'S SUCCESSORS. Provided that the Employee may not delegate his duties hereunder without the consent of the Board, this Agreement and all rights hereunder shall inure to the benefit of, and be enforceable by, the parties' successors, assigns, personal or legal representatives, executors, administrators, heirs, distributees, devisees and legatees.

         10.      NONDISCLOSURE.

                  During the term of this Agreement and thereafter, the Employee shall not, without the prior written consent of the Board, disclose or use for any purpose (except in the course of his employment under this Agreement and in furtherance of the business of URS) confidential information or proprietary data of URS, except as required by applicable law or legal process, in which case promptly and before disclosure the Employee shall give notice to the Company of any such requirement or process; provided, however, that confidential information shall not include any information available from another source on a nonconfidential basis, known generally to the public, or ascertainable from public or published information (other than as a result of unauthorized disclosure by the Employee) or any information of a type not otherwise considered confidential by persons engaged in the same business as, or a business similar to, that conducted by URS. The Employee agrees to deliver to the Company at the termination of his employment, or at any other time the Company may request, all memoranda, notes, plans, records, reports and other documents or electronic information (and copies thereof) relating to the business of URS, which he may then possess or have under his control. Nothing in this Section 10 or elsewhere in this Agreement shall be deemed to waive, or to permit or authorize the Employee to take any action which waives or could have the consequence of waiving, the attorney-client privilege, the work product doctrine or any other privilege or doctrine with respect to any information in the possession of the Employee or any communication between the Employee and URS or any of its directors, officers, employees, agents or other representatives.

         11.      MISCELLANEOUS PROVISIONS.

                  (a) NOTICE. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered, when mailed by U.S. registered mail (return receipt requested and postage prepaid), or when telecopied. In the case of the Employee, mailed notices shall be addressed to him at the home address which he most recently communicated to the Company in writing for income tax withholding purposes or by notice given pursuant to this Subsection 11(a). In the case of the Company, mailed notices shall be addressed to its corporate headquarters as reflected in its most recent Report on Form 10-Q or Form 10-K filed with the U.S. Securities and Exchange Commission, directed to the attention of its Secretary. Telecopied notices shall be sent to such telephone number as the Company and the Employee may specify for this purpose.

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                  (b)      WAIVER. No provision of this Agreement shall be
modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company (other than the Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

                  (c) WHOLE AGREEMENT. This Agreement and the Restated SERP constitute the entire agreement between the Employee and the Company with respect to the subject matter hereof and thereof, and no agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement or the Restated SERP have been made or entered into by either party with respect to such subject matter. Effective as of the date hereof, this Agreement amends, restates and supersedes the Prior Agreement and any other prior employment agreement between the Employee and any URS Entity.

                  (d) NO SETOFF; WITHHOLDING TAXES. There shall be no right of setoff or counterclaim, with respect to any claim, debt or obligation, against payments to the Employee under this Agreement. All payments made under this Agreement shall be subject to reduction to reflect taxes required to be withheld by law.

                  (e) CHOICE OF LAW. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal laws of the State of California, without regard to where the Employee has his residence or principal office or where he performs his duties hereunder.

                  (f) SEVERABILITY. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

                  (g) NO ASSIGNMENT. The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor's process, and any action in violation of this Subsection (h) shall be void.

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         IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

                                           MARTIN M. KOFFEL

                                           /s/ Martin M. Koffel
                                           -------------------------------------
                                               Martin M. Koffel

                                           URS CORPORATION,
                                           a Delaware corporation

                                           /s/ Kent P. Ainsworth
                                           -------------------------------------
                                               Kent P. Ainsworth
                                               Executive Vice President and
                                               Chief Financial Officer

                                       10.